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                                                                     Exhibit 5.1

                                  April 2, 1998


PDS Financial Corporation
6171 McLeod Drive
Las Vegas, Nevada 89120

Ladies and Gentlemen:

          We have acted as counsel to PDS Financial Corporation, a Minnesota corporation (the "Company"), in connection with the proposed public offering of up to 11,500,000 Investment Units (the Units), each Unit consisting of a $1,000 10% Senior Subordinated Note due July 1, 2004 (a "Note") and Warrants (the "Warrants") to purchase 50 shares of common stock, par value $.01 per share (the "Common Stock") of the Company. The Notes will be issued under an indenture (the "Indenture") to be entered into between the Company and First Trust National Association, St. Paul, as trustee (the "Trustee"). The Warrants will be issued under a warrant agreement (the "Warrant Agreement") to be entered into between the Company and Norwest Bank Minnesota, N.A., as warrant agent (the "Warrant Agent"). In connection with the proposed public offering, the Company has agreed to grant the Underwriters, Warrants (the "Underwriter's Warrant") to purchase 50,000 shares of the Company's Common Stock.

          We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.

          In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

          Minnesota Statues Section 290.371 Subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts which a corporation failed to file a required report is precluded. Insofar as our opinion may relate to the valid, binding and enforceable character of any agreement under Minnesota law or in a Minnesota court, we have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.

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          Based on the foregoing, we are of the opinion that when (i) the
Registration Statement becomes effective and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended; (ii) the interest rate, maturity, redemption and other terms of the Notes, the exercise price, exercise period, redemption and other terms of the Warrants, as well as the price at which the Units are to be sold to the Underwriter pursuant to the Underwriting Agreement and other matters relating to the issuance and sale of the Units, the Notes and the Warrants have been approved by the Company's Board of Directors; (iii) the Indenture, the Warrant Agreement and the Underwriting Agreement have been duly executed and delivered; and (iv) the Notes and the Warrants have been duly executed, authenticated and delivered in accordance with the terms of the Indenture and the Warrant Agreement, respectively, and delivered to and paid for by the Underwriter as contemplated by the Underwriting Agreement:

          1. The Units have been duly authorized and upon issuance, delivery and payment therefor, the Units will be validly issued and will consist of one Note and fifty Warrants; and

          2. The Notes will be valid and binding obligations of the Company entitled to the benefits of, and subject to the terms and conditions of the Indenture and enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); and

          3. The Warrants will be valid and binding obligations of the Company entitled to the benefits of, and subject to the terms and conditions of the Warrant Agreement and enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); and

          4. The shares of Common Stock underlying the Warrants have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable; and

          5. The Underwriters Warrant will be the valid and binding obligation of the Company entitled to the benefits of, and subject to the terms and conditions of the Underwriting Agreement and the Underwriters Warrant Agreement and enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by
(a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); and

          6. The shares of Common Stock underlying the Underwriters Warrant have been duly authorized and upon issuance, delivery and payment therefor in accordance with the terms of the Underwriters Warrant Agreement, will be validly issued, fully paid and nonassessable.

          Our opinions expressed above are limited to the laws of the State of Minnesota.

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          We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to us in the Prospectus included as part of the Registration Statement.


                                            Very truly yours,

                                            /s/ Dorsey & Whitney LLP


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